Exhibit 99.1

Victory Capital Fixes Interest Rate on $450 Million of Remaining Term Loan Balance

SAN ANTONIO--(BUSINESS WIRE)--March 31, 2020--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today announced that it has executed a floating-to-fixed interest rate swap transaction (the “Swap”) to effectively fix the interest rate at 3.465% on $450 million of its outstanding Term Loan (“Term Loan”).

“We continue to generate strong free cash flow due to our highly variable cost structure, despite recent market declines,” said David Brown, Chairman and CEO. “Opportunistically locking in this low rate, on nearly half of our total debt, reduces risk and further enhances our free cash flow profile.”

As previously announced, the Term Loan was repriced in January 2020 to LIBOR plus 2.5%, reducing the interest rate spread by 75 basis points, from LIBOR plus 3.25%. The Swap effectively fixes the interest rate, on 49% of the current $914 million outstanding balance, through the Term Loan’s maturity in 2026. Due to voluntarily accelerating prepayments, all principal payment commitments have been satisfied through maturity. There were no changes made to any terms and the Company’s committed $100 million revolver remains undrawn.

About Victory Capital

Victory Capital is a diversified global asset management firm with $142.4 billion in assets under management as of February 29, 2020. The Company operates a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With nine autonomous Investment Franchises and a Solutions Platform, Victory Capital offers a wide array of investment styles and investment vehicles including, actively managed mutual funds, separately managed accounts, rules-based and active ETFs, multi-asset class strategies, custom-designed solutions and a 529 College Savings Plan.

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Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Tricia Ross
310-622-8226
tross@finprofiles.com